Exhibit 4.6

DATED 14th February, 2003

MDP ACQUISITIONS PLC

as Lender

and

MDCP ACQUISITIONS I

as Borrower

INTERCOMPANY LOAN AGREEMENT

KIRKLAND & ELLIS
INTERNATIONAL
Tower 42
25 Old Broad Street
London EC2N 1HQ
Telephone: +44 (0)20 7816 8700
www.kirkland.com

THIS AGREEMENT is made on 14th February, 2003 BETWEEN:

(1)                                  MDP ACQUISITIONS PLC, a company registered in Ireland (registered number 357958) (the “Lender”); and

(2)                                  MDCP ACQUISITIONS I, a company registered in Ireland (registered number 358039) (the “Borrower”).

IT IS AGREED as follows:

1.                                      Definitions

1.1.                              In this Agreement:

“Additional Notes” has the meaning given to it in the Additional Notes Priority Deed.

“Advance” means the principal amount of the advance (as from time to time reduced by repayment or prepayment or increased by the capitalisation of interest) made or to be made by the Lender to the Borrower pursuant to Clause 3 hereof.

“Payment Date” means the earlier of (A) the date on which the Additional Notes are to be repaid in full or in part, at final maturity in accordance with the terms of the Additional Notes, and (B) the date on which the Additional Notes fall due for payment upon acceleration or under any mandatory prepayment or repurchase provision in any case in accordance with the terms of the Additional Notes provided that either (i) the amounts due under the Senior Facility Agreement have then fallen due or have been declared to be due and payable on acceleration or (ii) 179 days have elapsed from the date on which the Lender or the Bond Trustee (as defined in the Additional Notes Priority Deed) gave notice to the Senior Agent (as defined in the Priority Deed) of the occurrence of the event of default entitling the Additional Notes to be so accelerated or (iii) an order for the winding-up administration, examination or dissolution of the Borrower has been made or any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, examiner, administrator or similar officer has been appointed in respect of the Borrower.

“Repayment” includes redemption and vice versa and the words repay, redeem, repayable, redeemable, repaid and redeemed shall be construed accordingly.

“Senior Facility Agreement” means the agreement dated 12th September, 2002 between the Borrower, Deutsche Bank AG London and Merrill Lynch International as arrangers, the parties thereto as lenders and the other parties thereto in respect of €2,525,000,000 senior facilities, as amended by amendment letters dated 23rd September, 2002, 11th October, 2002, 5th November, 2002 and 14th February, 2003.

1.2.                              Terms defined in or whose interpretation is provided for in the Senior Facility Agreement shall have the same meaning when used in this Agreement unless separately defined or interpreted in this Agreement.

1.3.                              In this Agreement, unless the contrary intention appears, a reference to:

(a)                                  a Clause is a reference to a clause of this Agreement;

(b)                                 words imparting the singular include the plural and vice versa; and

(c)                                  a Transaction Document or another document is a reference to that Transaction Document or other document as amended.

1.4.                              Headings and the index are for convenience of reference only and shall be ignored in the interpretation of this Agreement.

2.                                      Purpose

Each Advance may only be used for the purposes described in clause 11.7(e)(ii) or (iii) of the Senior Facility Agreement, or any other purpose which the Majority Lenders agree.

3.                                      Advance

The Lender agrees that it will, promptly on the same Business Day as the proceeds of the Additional Notes are received by the Lender, make an advance to the Borrower in an aggregate amount equal to the aggregate principal amount of such Additional Notes issued by the Lender.

4.                                      Premium

The Lender agrees that it will, promptly on the same Business Day as the proceeds of the Additional Notes are received by the Lender, pay to the Borrower a non-refundable premium in respect of the Advance in an amount equal to the amount of any premium received by the Lender for the issue of the Additional Notes.  For the avoidance of doubt, such premium shall not constitute indebtedness of the Borrower.

5.                                      Interest and Other Amounts

5.1.                              Interest will accrue on the outstanding principal amount of the Advance (or any portion thereof) at a rate equal to the coupon payable on the Additional Notes in accordance with the terms of the Additional Notes.

5.2.                              Interest will be payable 5 Business Days prior to the date the corresponding interest on the applicable Additional Notes (or the securities into which they convert) is due under the terms of the Additional Notes (or the applicable instrument pursuant to which the securities into which they convert is issued), together with, in the case of the first payment of interest, accrued interest from 30th September, 2002.

5.3.                              Interest on any overdue amount of principal, interest or other sum will be payable (both before and after judgement) on demand from time to time at the applicable rate of interest hereunder for the Advance plus 1%.

5.4.                              The Lender may at its discretion sanction a deferral of interest and/or waive defaults by the Borrower in respect of the Advance.  In the case of such deferral, the payment shall be deferred until such date as the Lender requires payment of any deferred interest.

5.5.                              In addition, the Borrower shall pay to the Lender (A) amounts equal to any additional amounts payable under applicable gross-up provisions of the Additional Notes; (B) amounts equal to default interest or liquidated damages payments under the Additional Notes; (C) an amount equal to the amount of the US registration costs and legal fees incurred in connection with the issue of the Additional Notes and an amount equal to the amount of payments due under any registration right agreement relating to the Additional Notes and (D) an amount equal to any other payments but not exceeding (when aggregated with the amounts paid under clause 4.5(D) of the Newco 1 Loan Agreement during such period) €500,000 in any twelve month period.

6.                                      Repayment

The Advance (together with all interest accrued thereon, an amount equal to any premium due on the Additional Notes and other amounts due or owing to the Lender in connection with the Advance) shall be repayable by the Borrower on the date falling 5 Business Days before the Payment Date, in freely available, immediately transferable funds.

7.                                      Voluntary Prepayment

The Borrower may, if permitted by the Additional Notes Priority Deed, prepay the whole or any part of the Advance borrowed by it (together with interest accrued thereon, an amount equal to any premium due on the Additional Notes and any other amounts due or owing to the Lender at such time) at any time provided an equivalent amount is prepaid in respect of the Additional Notes, within five Business Days of such prepayment.

8.                                      Payments

8.1.                              Unless required by law and unless the Borrower and the Lender agree otherwise, all payments made by the Borrower hereunder shall be made free and clear of and without any deduction for or on account of any tax, set-off or counterclaim, and, to the extent any tax deduction is required by law, the amount of the payment due from the Borrower shall be increased to an amount which leaves the Lender with an amount equal to the payment which would have been due if no such deduction had been required.

8.2.                              The Borrower shall pay or reimburse any stamp duty, stamp duty reserve tax or other duties or taxes payable in connection with the execution, constitution and original issue, completion and initial delivery of this Agreement.

9.                                      Priority Deed

9.1.                              Until the Senior Discharge Date (as defined in the Priority Deed), all payments hereunder shall be subject to the provisions of the Priority Deed and the Additional Notes Priority Deed.

9.2.                              Notwithstanding any other term of this Agreement no payment shall be made by the Borrower and the Lender shall take no action to recover any payment otherwise due under this agreement while such payment or action is not permitted by the Priority Deed and the Additional Notes Priority Deed.

9.3.                              The Senior Creditors (as defined in the Priority Deed) may rely on this Clause 9.

10.                               General

10.1.                        This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter this agreement by executing a counterpart.

10.2.                        This Agreement shall be governed by and construed in accordance with English law.

10.3.                        Any dispute arising under or in connection with this Agreement shall be settled by the courts of England.

10.4.                        Except as provided for in the Additional Notes, the rights, title, interest, benefit and obligations of the Lender under this Agreement are not capable of assignment, sale or other disposal (whether in whole or in part, by way of security or otherwise), nor are they capable of being the subject of any Security Interest or encumbrance (and any attempt by the Lender to do so shall be of no effect).  The foregoing sentence does not, for the avoidance of doubt, apply to the Lender’s rights, title, interest and benefit in and to any proceeds arising hereunder.  The Borrower may not assign or transfer rights or any of its obligations hereunder.

10.5.                        The Lender and the Borrower may not, without the prior written consent of the Bond Trustee (as defined in the Additional Notes Priority Deed) and the holders of the Additional Notes, amend or agree to amend this Agreement.

10.6.                        The Borrower hereby waives and agrees not to assert any claim that it may now or hereafter have that the rates of interest specified herein are usurious or in breach of any similar applicable law.

10.7.                        Each of the Bond Trustee (as defined in the Additional Notes Priority Deed) and the holders of the Additional Notes shall have the benefit of and shall be entitled to enforce the provisions contained in Clauses 7, 10.4, 10.5 and 10.6 of this Agreement.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

Lender

MDP ACQUISITIONS PLC

By:

/s/ GARY W. MCGANN

/s/ IAN J. CURLEY

Borrower

MDCP ACQUISITIONS I

By:

/s/ GARY W. MCGANN

/s/ IAN J. CURLEY